 Exhibit 99

Pernix Therapeutics Holdings, Inc.
2010 Employee Stock Purchase Plan

Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Pernix” and, together with its Subsidiaries, the “Company”), hereby adopts this 2010 Employee Stock Purchase Plan (the “Plan”). This Plan will become effective on the date it is approved by the stockholders of Pernix. The Appendix, which is incorporated herein by reference, defines the terms used in this Plan.

1.

Purpose and Intent.

1.1

Purpose. The purpose of the Plan is to provide employees with an opportunity to acquire a proprietary interest in the Company by purchasing Shares on favorable terms through voluntary, systematic payroll deductions. The Plan is intended to encourage employees to work in the best interests of Pernix stockholders, to support recruitment and retention of qualified employees, and to provide employees with an advantageous means of accumulating a long-term investment in the Company.

1.2

Section 423 Plan. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” pursuant to Section 423 of the Code. The provisions of this Plan will be construed to permit participation only in a manner consistent with Section 423.

2.

Administration.

2.1

General. The Plan will generally be administered by the Board. Subject to the express provisions of the Plan, the Board has discretion to interpret the Plan and to make all other policy decisions relating to the operations of the Plan. The Board may adopt any rules, regulations, guidelines, and forms relating to the Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Plan.

2.2

Delegation. The Board may from time to time delegate any of its authority under the Plan to its Compensation Committee or a subcommittee thereof. Further, to the extent not prohibited by Applicable Laws, the Board or the Compensation Committee (if so delegated by the Board) may delegate administrative authority, except its authority under Sections 9 and 10, to one or more other Administrators. Any delegation under this Section 2.2 will be subject to any restrictions and limits specified by the Board or the Compensation Committee, as applicable. The Board and Compensation Committee, if applicable, retain at all times the right to amend, rescind, or terminate any authority they have delegated.

2.3

Finality of Determinations. The Board’s decisions in matter relating to the Plan are final, conclusive, and binding on the Company, Eligible Employees, Participants, and all other Persons.

3.

Establishment of Offering Periods. The Plan will be implemented by a series of offerings (each, an “Offering”). Each Offering will last for a six-month period beginning on May 1 and November 1 of each year (each, an “Offering Period”). Notwithstanding the foregoing but subject to Section 423 of the Code, the Administrator may establish (a) a different term for the initial Offering or for one or more future Offerings and (b) different Offering Dates and Closing Dates for such Offerings; provided, however, that no single Offering may exceed 27 months. Each Offering is intended to qualify as an “offering” under Section 423 of the Code, and each such Offering applicable to Pernix and its Subsidiaries will be deemed separate offerings under Section 423 of the Code.

4.

Shares Reserved for the Plan.

4.1

Total Shares Issuable under the Plan. Subject to adjustment as provided in Section 9.1, no more than 1,000,000 Shares will be available for purchase under the Plan. Shares purchased under the Plan may be either authorized but unissued Shares or Shares acquired by the Company as treasury shares.

4.2

Return of Shares to the Plan. In the event that any Option granted under Section 7.1 expires or is terminated, surrendered, or cancelled without being exercised, in whole or in part, for any reason, the Shares subject to that Option will again be available for grant under the Plan.

4.3

Share Limitations.

(a)

In an Offering Period. The maximum number of Shares that may be purchased in a single Offering is 50,000. If the Administrator determines that, on a given Closing Date, the number of Shares to be purchased by Participants exceeds this maximum number, or if there are insufficient Shares remaining available for purchase under Section 4.1, then the Administrator will make a pro-rata allocation of this maximum number in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. In such event, the Administrator will provide written notice to each affected Participant of the reduction in the number of Shares to be purchased under his or her Option.

(b)

For Individual Participants. The maximum Shares that a Participant may purchase in a single offering under the Plan is 10,000. Further, notwithstanding any other provision of the Plan, no Participant will be granted an Option to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the Shares on the relevant Offering Date) for each calendar year in which such Option is outstanding at any time.

4.4

Compliance with Applicable Laws. If the Administrator determines that (a) some or all of the Shares to be purchased by Participants on the Closing Date would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, (b) the Shares would not be issued pursuant to an effective Form S-8 registration statement, or (c) the issuance of some of all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws; then the Administrator may, without Participant consent, terminate any outstanding Offering Period and the related Options and refund in cash all affected Participants’ accumulated Deposit Account balances for such Offering as soon as practicable.

5.

Eligibility.

5.1

General Rule. Any Eligible Employee may elect to become a Participant effective with the first Offering beginning at least six months following his or her first date of employment.

5.2

Exception – Five Percent Owner Limitation. Notwithstanding any provision of the Plan, no Participant will be granted an Option to purchase Shares under this Plan if that Participant (or any other Person whose stock would be attributed to him or her pursuant to Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase Shares possessing 5% or more of the total combined voting power or value of all classes of equity ownership of Pernix or any of Pernix’s Subsidiaries.

5.3

Imposition of Other Limitations. The Administrator may determine, as to any Offering, that an Option will not be granted to highly-compensated employees within the meaning of Section 414(q) of the Code.

6.

Enrollment and Participation.

6.1

How and When to Enroll. An Eligible Employee may elect to become a Participant by completing and submitting all required Enrollment Documents to the Administrator, in either handwritten form or through an electronic or other enrollment process as permitted by the Administrator. An Eligible Employee must submit the Enrollment Documents to the Administrator at least 15 days in advance of an Offering Date in order to participate in that Offering.

6.2

Payroll Deductions.

(a)

Initial Election. Each Participant’s Enrollment Documents will include a payroll deduction authorization on which he or she elects to deduct a percentage of his or her Compensation on each payday during the Offering Period. The percentage deduction must be a whole number between 1% and 10%, subject to the annual individual dollar amount limitation of Section 4.3(b). Payroll deductions will commence on the first day of the payroll period following the Offering Date and will continue through the last day of the payroll period within the Offering.

(b)

Limited Ability to Increase, Decrease, or Discontinue Participation. A Participant may discontinue participation in the Plan as provided in Section 8, but in no event may a Participant alter the amount of his or her election for an Offering after the Offering Date. The Participant may increase or decrease his or her percentage participation for an Offering only by submitting revised Enrollment Documents to the Administrator at least 15 days in advance of the applicable Offering Date.

(c)

Company’s Ability to Adjust. Notwithstanding the other provisions of this Plan, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the Code and the limitations of Sections 4 and 5. Payroll deductions will recommence and be made in accordance with a Participant’s most recently submitted Enrollment Documents starting with the first Offering Period that begins in the next calendar year (or such other time as is determined by the Administrator) unless (i) the Participant has elected to withdraw from the Plan in accordance with Section 8.1, (ii) the Participant’s employment terminates as contemplated under Section 8.2, or (iii) the Participant is otherwise ineligible to participate in the next Offering.

6.3

Automatic Re-enrollment. Following the end of an Offering Period, each Participant shall be automatically re-enrolled in the next Offering at the applicable rate of payroll deductions in effect on the Closing Date of the prior Offering, unless (a) the Participant has elected to withdraw from the Plan in accordance with Section 8.1, (b) the Participant’s employment terminates as contemplated under Section 8.2, or (c) the Participant is otherwise ineligible to participate in the next Offering. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit new Enrollment Documents at any time.

7.

Grant and Exercise of Options.

7.1

Grant of Option. On each Offering Date, each Participant will automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with the payroll deductions credited to his or her Deposit Account during the applicable Offering Period.

7.2

Options Not Transferable. A Participant’s Options under this Plan may not be sold, pledged, assigned, or transferred in any manner and may only be exercised during the Participant’s lifetime by the Participant. If a Participant sells, pledges, assigns, or transfers his or her Options in violation of this Section 7.2, the Options will immediately terminate, and the Participant will receive a refund of the accumulated balance of his or her Deposit Account as soon as practicable.

7.3

Deposit Account.

(a)

All payroll deductions for a Participant will be credited to his or her Deposit Account for bookkeeping purposes only. All payroll deductions will be deposited with the general funds of the Company and may be used by the Company for any corporate purpose.

(b)

No interest will accrue or be paid to a Participant or his or her Deposit Account under the Plan. The balance credited to a Participant’s Deposit Account will be used to purchase Shares pursuant to Section 7.5 and, except as expressly provided elsewhere in the Plan, no portion of a Participant’s Deposit Account will be refunded to him or her. A Participant may not make any additional payments into his or her Deposit Account.

7.4

Conditions to Exercise and Issuance of Shares. Shares may not be issued or sold under the Plan unless the issuance or sale complies with all Applicable Laws. As a condition to the exercise of an Option, the Company may require the Participant to (i) represent and warrant at the time of exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and (ii) to make such other representations as may be required, in the opinion of counsel for the Company, to effect compliance with all Applicable Laws.

7.5

Purchase of Shares.

(a)

Automatic Exercise. Unless a Participant timely withdraws from the Plan as provided in Section 8, his or her Option will be deemed to be exercised automatically on the Closing Date of an Offering. On the Closing Date, each Participant will automatically acquire, pursuant to the exercise of his or her Option, a whole number of Shares calculated by dividing the balance of the Participant’s Deposit Account by the Purchase Price per Share, subject to the limitations in Sections 4 and 5. No fractional Shares will be purchased.

(b)

Deposit Account Balance. Any payroll deductions accumulated in a Participant’s Deposit Account that are insufficient to purchase a full Share will be retained in his or her Deposit Account for the next Offering Period, subject to earlier withdrawal by the Participant as provided under Section 8. Any other payroll deductions remaining in the Deposit Account on Closing Date will be refunded to the Participant.

(c)

Expiration. If unexercised, the Option will expire on the Closing Date of that Offering.

7.6

Delivery and Holding of Shares.

(a)

Book Entry Stock Account. When Shares are purchased under the Plan, the Company will establish a book entry stock account in the Participant’s name. Each Participant will be the beneficial owner of the Shares purchased under the Plan and will have all rights of beneficial ownership of such Shares. The Company or its nominee will retain custody of the Shares purchased under the Plan until specifically requested by a Participant to be sold, transferred, or delivered.

(b)

Company-Designated Broker. The Administrator may designate or approve a Broker to hold Shares purchased under the Plan for the accounts of Participants. If the Administrator does designate a Broker, promptly following each Closing Date, the number of Shares purchased by each Participant shall be deposited into an account established in the Participant’s name with the Broker.

(c)

Transfer of Shares. A Participant may move Shares he or she has purchased under the Plan to a brokerage account of his or her choosing at any time.

(d)

Disqualifying Dispositions. If the Participant sells, transfers, or otherwise disposes of Shares purchased under the Plan prior to the later of (i) two years following the applicable Offering Date and (ii) one year from the date such Shares were purchased (the “Restricted Period”), such sale, transfer, or other disposition of the purchased shares may be a disqualifying disposition pursuant to the Section 423 of the Code, in which case the Participant may be subject to various tax consequences, including, without limitation, income and capital gains tax, and may be required to satisfy the employment and income tax withholding requirements applicable to such income.

(e)

Notice. By electing to participate in the Plan, each Participant agrees to promptly give the Company notice of any Shares sold, transferred or otherwise disposed of during the Restricted Period, showing (i) the number of such Shares sold, transferred or disposed of and (ii) the Offering Date and Closing Date for such Shares. This notice is not required if and so long as a Participant’s Shares are held in book entry form or with the Company’s designated Broker, as contemplated in Sections 7.6(a) and (b), respectively.

7.7

Withholding Obligations. At the time the Option is exercised, or at the time a Participant disposes of some or all of the Shares acquired under an Option, he or she must make adequate provisions for local, state, and federal withholding obligations of the Company, if any, that arise in connection with the exercise or disposition. The Company may withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

8.

Plan Withdrawal and Termination of Employment.

8.1

Plan Withdrawal Procedures for Employees. An Eligible Employee may withdraw from any Offering after the applicable Offering Date, in whole but not in part, by submitting the prescribed withdrawal notice to the Administrator at least 15 days prior to the Closing Date of that Offering. If a Participant withdraws from an Offering, the Participant’s Option for such Offering will automatically be terminated, and the Company will refund in cash the Participant’s entire accumulated Deposit Account balance as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering is irrevocable and will be treated as a withdrawal from the Plan. If a Participant wishes to participate in a subsequent Offering, he or she must re-enroll in the Plan by timely submitting new Enrollment Documents in accordance with Section 6.1.

8.2

Termination of Employment – Deemed Cancellations.

(a)

Termination of Employment. In the event of a Participant’s termination of employment, any outstanding Option held by the Participant will immediately terminate, the Participant will be withdrawn from the Plan, and the Participant will receive a refund of the accumulated balance of his or her Deposit Account.

(b)

Death of Participant. If a Participant dies, any outstanding Option held by the Participant will immediately terminate and the Participant will be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the accumulated balance of his or her Deposit Account will be remitted to the beneficiary designated by the Participant, provided a beneficiary designation has been filed with the Administrator prior to the Participant’s death. If the beneficiary is no longer living at the time of the Participant’s death, or if the Participant did not submit a beneficiary designation to the Administrator prior to his or her death, then the balance will be remitted to the executor, administrator, or other legal representative of the Participant’s estate.

9.

Adjustments for Extraordinary Events.

9.1

Adjustments to Shares.

(a)

Subject to Section 9.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any recapitalization, reclassification, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board shall equitably and proportionately adjust (i) the number and type of Shares (or other securities) that thereafter may be made the subject of Options (including the specific Share limits, maximums, and numbers of Shares set forth elsewhere in the Plan); (ii) the number, amount, and type of Shares (or other securities or property) subject to any outstanding Options; (iii) the Purchase Price per Share of any outstanding Options; and/or (iv) the securities, cash, or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options.

(b)

It is intended that, if possible, any adjustments contemplated by Section 9.1(a) be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Sections 409A and 424 of the Code), and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

(c)

Without limiting the generality of Section 2, any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 9.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all Persons.

9.2

Merger or Liquidation. In the event Pernix or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of Pernix by means of a sale, merger, or reorganization in which Pernix will not be the surviving corporation (other than a reorganization effected primarily to change the state in which Pernix is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of Pernix or their relative stock holdings, regardless of whether Pernix is the surviving corporation) or in the event the Company is liquidated, then all outstanding Options under the Plan will automatically be exercised immediately prior to the consummation of such sale, merger, reorganization, or liquidation (deemed the end of the Offering Period in such case) by causing all amounts credited to each Participant’s Deposit Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price per Share, subject to the limitations of Sections 4 and 5.

9.3

Acquisitions and Dispositions. The Board may, in its sole and absolute discretion and in accordance with principles under Section 423 of the Code, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business by merger, reorganization, or purchase of assets and, notwithstanding Section 8.2(a), may provide for special Closing Dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Subsidiary of Pernix or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto will, notwithstanding anything stated herein, be subject to such terms and conditions as the Board considers appropriate in the circumstances.

10.

Amendment, Suspension, and Termination of the Plan.

10.1

Amendment. The Board may from time to time amend the Plan in any manner it deems necessary or advisable; provided, however, that no such amendment will be made without stockholder approval if such approval is required by Section 423 of the Code or other Applicable Laws.

10.2

Term, Suspension and Termination. The Plan will continue in effect for ten years after the date of its approval by Pernix’s stockholders. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the Plan. During any period of suspension or following termination of the Plan, no additional Options will be granted.

10.3

Effect of Suspension or Termination. Upon the suspension or termination of the Plan without an established future Closing Date, any accumulated balance in a Participant’s Deposit Account will be refunded to him or her as soon as practicable.

11.

Limitation of Rights.

11.1

Rights as a Stockholder. A Participant is not a stockholder with respect to the Shares subject to his or her Option until those Shares are purchased and transferred into his or her name on the Company’s books and records as described in Section 7.5.

11.2

No Rights as an Employee. Nothing in the Plan will be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or to affect the right of the Company to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause. Neither an Option nor any benefit arising under this Plan shall constitute an employment contract with the Company or any of its affiliates.

Appendix

DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary.

“Administrator” means the Board or any other Person exercising authority over the Plan, provided such authority was validly delegated to such Person under Section 2.2.

“Applicable Laws” means all applicable laws, rules, regulations, and requirements including, but limited to, Maryland state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws, rules, regulations, and requirements of any other jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations, and requirements may be in effect from time to time.

“Board” means the Board of Directors of Pernix.

“Broker” means a stock brokerage or other financial services firm selected by the Company to hold Shares purchased under the Plan in the name of each Participant.

“Closing Date” means the last business day of each Offering Period as designated by the Administrator.

“Code” means the Internal Revenue Code of 1986, as amended and in effect, or any successor statute. References to particular sections of the Code include any Treasury rules, regulations or guidance interpreting that section, as each may be amended and in effect.

“Common Stock” means the common stock of Pernix, $0.01 par value per share.

“Company” has the meaning provided in the Preamble.

“Compensation” means the Participant’s earnings per pay period paid through a Company payroll system for personal services actually rendered in the course of the Participant’s employment. “Compensation” is limited to the amount received by the Participant during the period he or she participates in the Plan and includes salary, wages, other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company (including any 401(k) plan, Section 125 plan, or other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, holiday pay, except to the extent that the exclusion of any of these items is specifically directed by the Administrator for all employees eligible to participate in the Plan. “Compensation” does not include any non-cash remuneration (such as restricted stock and stock option exercises), fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursements or allowances, long-term disability payments, worker’s compensation payments, welfare benefits, and any contribution that the Company makes to any benefit plan (including any 401(k) or any other welfare or retirement plan).

“Deposit Account” means the bookkeeping account maintained by the Company for each Participant to which his or her payroll deductions are credited as provided in Section 7.3.

“Eligible Employee” means a person who is employed for tax purposes by Pernix (or, if designated by the Board, by a Subsidiary of Pernix) on a regular, full-time basis. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. If the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

“Enrollment Documents” mean all documents the Administrator requires in order to enroll an employee in the Plan, which may include (i) an enrollment form, (ii) payroll deduction authorization, (iii) beneficiary designation forms, and (iv) forms necessary to open an account with a Broker.

“Fair Market Value” is determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the specified date or, if no shares were traded on that date, the next prior date on which the Common Stock was traded; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the specified date or, if no shares were traded on that date, the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value as determined by the Board through the reasonable application of a reasonable valuation method and in accordance with Section 409A of the Code, including, but not limited to (a) an independent valuation no more than 12 months old at the specified date, (b) a fair market valuation formula also used for business transactions, or (c) a written report prepared by an experienced individual (who need not be independent) that takes into account all relevant factors, including control premiums or discounts for lack of marketability, all in compliance with the requirements of Section 409A of the Code.

“Offering Date” means the first business day of each Offering Period as designated by the Administrator.

“Offering” and “Offering Period” have the meaning provided in Section 3.

“Option” means the right granted to a given Participant to purchase Shares in an Offering under Section 7.1.

“Participant” means an Eligible Employee who has elected to participate in the Plan pursuant to Sections 5 and 6.

“Pernix” has the meaning provided in the Preamble.

“Person” means a natural person, company, limited partnership, general partnership, limited liability company or partnership, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

“Plan” means this 2010 Employee Stock Purchase Plan as defined in the Preamble, as it may be amended from time to time according to its terms.

“Purchase Price” means 85% of the lower of (i) the Fair Market Value of a Share on the Offering Date or (ii) the Fair Market Value of a Share on the Closing Date.

“Share” means a share of Common Stock.

“Subsidiary” means, with respect to any Person, a corporation or other entity, domestic or foreign, of which that Person owns (directly or indirectly) within the meaning of Section 424(f) of the Code, 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.